Exhibit 99.1

MEDTOX Scientific, Inc.

402 West County Road D

St. Paul, MN 55112

Contact: Paula Perry (877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX SCIENTIFIC ANNOUNCES

FIRST QUARTER RESULTS

ST. PAUL, April 12, 2006 – MEDTOX Scientific, Inc. (Nasdaq:MTOX) today announced results for the first quarter ended March 31, 2006:

•	Revenues increased $1.7 million to $16.4 million, or 11.3%
•	Consolidated gross margin increased to 43.7% from 40.6%
•	Gross profit increased $1.2 million to $7.1 million, or 19.9%
•	Operating income increased to $1.6 million from the prior-year $1.0 million, or 53.2%
•	Net income increased to $754,000 from the prior-year $421,000, or 79.1%

For the three-month period, revenues were $16,350,000, compared to $14,689,000 from the prior-year period. The Company recorded operating income of $1,550,000 for the three-month period, compared to $1,012,000 for the prior-year period. The Company recorded net income of $754,000, or $0.09 per diluted share for the three-month period, compared to $421,000, or $0.05 per diluted share for the prior-year period. Results for the first quarter of 2006 include share-based employee compensation expense of approximately $30,000 related to the adoption of Statement of Financial Accounting Standards No. 123(R) on January 1, 2006.

During the quarter, the Company’s new SURE-SCREEN® lower detection drugs-of-abuse device represented 4% of total device sales and 23% of sales to the government market. Approximately 80% of the SURE-SCREEN® sales were to new customers.

In the quarter, eChain® was installed in 264 clinics and collection sites. In the second quarter, the Company will begin contacting its Preferred Provider Network of clinics and collection sites regarding implementation of eChain® with the objective of having the system installed in more than 1,000 locations in 2006.

MEDTOX will hold a teleconference to discuss first quarter 2006 results today at 9:30 a.m. Central Time (10:30 a.m. Eastern). The Company will discuss these results and other corporate matters. During the conference call the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed. Dialing (877) 421-3959 a few minutes prior to the scheduled start time on April 12 will access a listen-only broadcast of the teleconference. International callers may access the call by dialing 706-634-5527. Callers should ask for the MEDTOX quarterly conference call, hosted by Dick Braun, president and CEO of MEDTOX. A simultaneous webcast of the conference call will be available on the MEDTOX website in the “investors” section under “webcasts” at www.medtox.com. An audio replay of the conference call will be available through April 19 at 800-642-1687 conference ID # 7256782. International callers may access the replay at 706-645-9291 with the same conference ID # 7256782.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory testing services and on-site/point-of-collection testing (POCT) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs-of-abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. For more information see www.medtox.com.

Note: Forward looking statements contained in this press release are made under the Private Securities Reform Act of 1995. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business, and changes in the competitive environment. Further discussions of factors that may cause such results to differ are identified in the Company's 2005 Annual Report on Form 10-K and incorporated herein by reference.

MEDTOX SCIENTIFIC, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	March 31, 2006	March 31, 2005
REVENUES:
Laboratory services	$12,402	$11,148
Product sales	3,948	3,541
	16,350	14,689

COST OF REVENUES:
Cost of services	7,634	7,225
Cost of sales	1,572	1,506
	9,206	8,731

GROSS PROFIT	7,144	5,958

OPERATING EXPENSES:
Selling, general and administrative	5,134	4,348
Research and development	460	598
	5,594	4,946

INCOME FROM OPERATIONS	1,550	1,012

OTHER INCOME (EXPENSE):
Interest expense	(154)	(211)
Other expense, net	(168)	(122)
	(322)	(333)

INCOME BEFORE INCOME TAX EXPENSE	1,228	679

INCOME TAX EXPENSE	(474)	(258)

NET INCOME	$754	$421

BASIC EARNINGS PER COMMON SHARE	$0.09	$0.06

DILUTED EARNINGS PER COMMON SHARE	$0.09	$0.05

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	8,154,596	7,540,484
Diluted	8,732,848	8,203,204

MEDTOX SCIENTIFIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2006	December 31, 2005
ASSETS
Cash and cash equivalents	$ 674	$ 1,312
Accounts receivable	10,908	9,889
Inventories	3,215	3,301
Other current assets	2,671	2,627
Total current assets	17,468	17,129

Building, equipment and improvements, net	18,447	17,927

Other assets	23,605	24,334
Total assets	$ 59,520	$ 59,390

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$ 10,486	$ 8,752

Long-term obligations	3,452	5,793

Stockholders’ equity	45,582	44,845
Total liabilities and stockholders’ equity	$ 59,520	$ 59,390

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